UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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CEA INDUSTRIES INC.
(Name of Registrant as Specified In Its Charter)

YZILABS MANAGEMENT LTD. CHANGPENG ZHAO Max S. Baucus DAVID J. CHAPMAN TERESA MARIE GOODY GUILLÉN JIAJIN “JANE” HE ALEX ODAGIU MATTHEW ROSZAK LING “ELLA” ZHANG
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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YZILabs Management Ltd. (“YZi Labs Management”), together with the other participants named herein, has filed a preliminary consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission (the “SEC”) to be used to solicit stockholder written consents to, among other things, expand the size of the Board of Directors (the “Board”) of CEA Industries Inc., a Nevada corporation (the “Company”) and elect certain persons nominated for election to the Board.

Item 1: On January 5, 2026, YZi Labs Management issued the following press release:

YZi Labs Responds to Adoption of Poison Pill and Defensive Bylaw Amendments by CEA Industries

Expresses Disappointment in the Board’s Apparent Focus on Entrenchment Rather Than Stockholder Interests

Calls on the Board to Avoid Further Manipulative Behavior and to Guarantee a Free and Fair Director Nomination and Election Process

Rejects False Claim that the Company Has Never Considered Alternative Tokens

ROAD TOWN, British Virgin Islands, Jan. 05, 2026 (GLOBE NEWSWIRE) -- YZILabs Management Ltd. (“YZi”, “we”, “our”), a significant stockholder of CEA Industries Inc. (NASDAQ: BNC) (“BNC” or the “Company”), is reviewing the recent actions taken by BNC in response to YZi’s group formation and launch of a consent solicitation process. These stockholder-unfriendly actions include the adoption of a poison pill and Bylaw provisions designed to frustrate and delay stockholders’ ability to act by written consent. YZi believes the effect of these actions is to add unnecessary constraints and procedural burdens that go beyond the requirements of Nevada law.

The Company’s Board of Directors (the “Board”) took these steps, for the apparent purpose of entrenching itself, even after YZi had cautioned that further degradation of voting rights would be viewed poorly by stockholders. We warned the Board that it risked exposing itself to potential liability for failure to properly execute its fiduciary duties. Despite this, the Board has shown that it prefers to restrict stockholder rights rather than acknowledge its mistakes, revealing that it knows it lacks the support of stockholders. Many other stockholders have confirmed to us that they share our concern and surprise about BNC’s ill-advised strategic pivot away from BNB.

YZi is disappointed that the Board seems more focused on defensive measures to entrench itself rather than meaningfully engaging in good faith with one of its largest stockholders. We are closely monitoring all activities and disclosures by the Company, including any announcements related to the scheduling of the 2025 Annual Meeting, which will be a critical venue for stockholders to vote on the Board’s composition.

At present, the Company has already delayed the 2025 Annual Meeting past its December 17 anniversary. YZi urges the Board not to engage in any further manipulative behavior, particularly with respect to the scheduling of the 2025 Annual Meeting. The Board’s oversight of the Company has been deficient, but past errors do not relieve the Board members of their responsibility to ensure there is a fair director nomination and election process, free from conflicts of interest or additional entrenchment-motivated conduct.

Further, YZi rejects the Company’s false claim that it “has never considered an alternative token for the Company’s digital asset treasury (“DAT”) strategy, nor launched competitive DAT ventures.”1 This denial is irreconcilable with BNC CEO David Namdar’s explicit comment at a November 2025 industry conference2 that BNC had contemplated switching to other crypto assets, such as Solana. When taken in concert with active promotion and capital raising for other DATs by Mr. Namdar and fellow Board member Hans Thomas – while they are serving in leadership roles for BNC – we believe stockholders are right to be concerned that they have been betrayed. Ultimately, stockholders deserve to be represented by a Board that is committed to the token strategy in which they invested. YZi Labs looks forward to providing stockholders an opportunity to elect new board members at the 2025 Annual Meeting.

1 BNC press release dated December 4, 2025.

2 Comments made by David Namdar during the 2025 Cantor Crypto & AI/Energy Infrastructure Conference during November 10-12, 2025.

About YZi Labs
YZILabs Management Ltd. is an investment firm focused on strategic, transparent, and high-governance participation in the digital asset and blockchain sectors. YZi Labs is committed to advancing best-in-class oversight, operational integrity, and shareholder alignment in all investment partnerships.

Media Contact
yuna.y@yzilabs.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

YZILabs Management Ltd. (“YZi Labs Management”), together with the other participants named herein (collectively, “YZi Labs”), has filed a preliminary consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit stockholder written consents to, among other things, expand the size of the Board of Directors (the “Board”) of CEA Industries Inc., a Nevada corporation (the “Company”) and elect certain persons nominated for election to the Board.

YZI LABS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS, INCLUDING A WHITE CONSENT CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the consent solicitation are expected to be YZi Labs Management, Changpeng Zhao, Max Baucus Sieben, David James Chapman, Marie Teresa Goody Guillené, Jiajin He, Alex Odagiu, Matthew Roszak and Ling Zhang (collectively, the “Participants”).

As of the date hereof, YZi Labs Management directly beneficially owns 2,150,481 shares of common stock, par value $0.00001 per share (the “Common Stock”). As of the date hereof, YZi Labs Management holds (i) 7,750,510 shares of Common Stock underlying certain Pre-Funded Warrants (the “Pre-Funded Warrants”), (ii) 9,900,991 shares of Common Stock underlying certain Stapled Warrants (the “Stapled Warrants”) and (iii) 3,564,359 shares of Common Stock underlying certain Strategic Advisor Warrants (the “Strategic Advisor Warrants”). Each of the Pre-Funded Warrants, the Stapled Warrants and the Strategic Advisor Warrants either provide that, or the holder has elected that, the holder shall not have the right to exercise any portion of any such warrants to the extent that after giving effect to such issuance after exercise, such holder and certain of its affiliates would be deemed to beneficially own, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, more than 4.99% of the Company’s then outstanding shares of Common Stock (the “Beneficial Ownership Limitations”). As of the date hereof, none of YZi Labs Management’s Pre-Funded Warrants, Stapled Warrants or Strategic Advisor Warrants are currently exercisable, and are not expected within 60 days to be exercisable due to the Beneficial Ownership Limitations. Mr. Zhao, as the sole director of YZi Labs Management, may be deemed the beneficial owner of the 2,150,481 shares of Common Stock directly owned by YZi Labs. As of the date hereof, Ms. He may be deemed to beneficially own 2,099,644 shares of Common Stock, including 1,188,120 shares of Common Stock underlying certain Stapled Warrants, and Mr. Odagiu may be deemed to beneficially own 4,918 shares of Common Stock. As of the date hereof, each of Messrs. Baucus, Chapman and Roszak, and Mses. Goody Guillen and Zhang do not beneficially own any shares of Common Stock.

Item 2: Also on January 5, 2026, YZi Labs Management posted materials to its website, www.yzilabs.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.